    NEWS RELEASE
For Immediate Release
Investor Contact: Wendy Wilson 262-636-8434 w.wilson@na.modine.com
Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com

Modine Board of Directors Authorizes the Repurchase of Up to 10 Percent of Its Outstanding Stock

Racine, WI, January 26, 2006 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in developing thermal solutions, announced today its Board of Directors has authorized the repurchase of up to 10 percent of the Company’s outstanding common stock over the next 18 months. This is incremental to the 5 percent repurchase program that was authorized and completed in calendar 2005.
“Based at current price levels we believe the stock is an excellent value,” said David B. Rayburn, President and Chief Executive Officer. “This action reflects our confidence in our future performance and direction, as well as our significant cash flow generated by rigorous working capital management and disciplined capital investment. Despite this buy-back, our cash flow and conservatively managed balance sheet provide us the flexibility to continue our strategy of increased geographic and market expansion through organic growth and strategic acquisitions.”
The share repurchase program announced in May, 2005 was a dual purpose program, authorizing the repurchase of 5 percent, or approximately 1.7 million shares, of the company’s outstanding common stock, as well as the indefinite buy-back of additional shares to offset dilution from Modine’s incentive stock plans. As of January 25, 2006, this plan resulted in 2,070,000 shares of common stock returned to Modine at an average price of $33.90 per share or a total of approximately $70.2 million.
As with the previous 5 percent share repurchase program, any purchases will be made from time to time at current prices through solicited and unsolicited transactions in the open market or in privately negotiated or other transactions. Purchases will be at the discretion of the Company and would depend on business and market conditions, regulatory considerations and other factors.
The Company intends to cancel any shares acquired pursuant to the new program, and the cancelled shares will be returned to the status of authorized but unissued shares.
Founded in 1916, with record fiscal 2005 revenues from continuing operations of approximately $1.5 billion, operating cash flow of approximately $156 million, Modine specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. Based in Racine, Wisconsin, the Company has more than 8,200 employees at 35 facilities in 15 countries worldwide. For information about Modine, visit www.modine.com.
 This news release contains statements, including information about future financial performance, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “will,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, which are identified on page 36 of the Company’s 2005 Annual Report to Shareholders and other recent Company filings with the Securities and Exchange Commission. In particular, this release contains forward-looking statements regarding anticipated returns to shareholders as a result of the newly announced share repurchase program. These statements are particularly subject to: the presence of market conditions conducive to the repurchase objectives; Modine’s ability to take advantage of those market conditions; and the nature of other investment opportunities presented to the Company from time to time.

Modine does not assume any obligation to update any of these forward-looking statements.

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